Exhibit
Number         Exhibit Description

EX - 21.1      Financial  Statements of Laurel Creek  Apartments,  for the years ended  December  31,  1999 and  1998  together  with  Independent
               Auditors'  Report  Thereon;  a  significant   subsidiary  of  the
               Partnership.

                             Laurel Creek Apartments

                                Table of Contents

                                                                      Page

Independent Auditors' Report                                           48

Financial Statements

Balance Sheet                                                          49
Statement of Income, Expenses And Changes In Partners' Capital         50
Statement of Cash Flows                                                51
Notes to Financial Statements                                          52

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Laurel Creek Apartments
San Luis Obispo, California

We have audited the  accompanying  balance  sheet of Laurel Creek  Apartments (A
California Limited Partnership) as of December 31, 1999 and the related statements of income, expenses, and changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laurel Creek Apartments as of December 31, 1999, and the results of its operations for the year then ended in conformity with generally accepted accounting principles.


                         /s/ Wallace, Rowe & Associates
                             Wallace, Rowe & Associates

January 31, 2000

                             LAUREL CREEK APARTMENTS
                                  BALANCE SHEET
                                DECEMBER 31, 1999

ASSETS

CURRENT ASSETS
 Cash (Note 2)                                     $     29,210
 Accounts receivable                                      1,231
 Prepaid expenses                                           711
                                                     -----------

         TOTAL CURRENT ASSETS                            31,152

Restricted reserves (Note 3)                             22,819

Land, structures and equipment, net of
 accumulated depreciation of $392,698 (Note 4)        1,772,656

Organizational costs, net of accumulated
 amortization of $10,657 (Note 5)                        16,261
                                                     -----------

         TOTAL ASSETS                              $  1,842,888
                                                     ===========

LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES
 Accounts payable - related party (Note 7)         $     20,352
 Accounts payable - other                                 8,485
 Security deposits payable                                7,030
 Current portion of long-term debt (Note 6)              24,669
                                                     -----------

         TOTAL CURRENT LIABILITIES                       60,536

Long-term debt (Note 6)                                 635,217
                                                     -----------

                  TOTAL LIABILITIES                     695,753

Partners' capital                                     1,147,135
                                                     -----------
         TOTAL LIABILITIES AND PARTNERS' CAPITAL   $  1,842,888
                                                     ===========




                             See accompanying notes.
                                       49

                             LAUREL CREEK APARTMENTS
                        STATEMENT OF INCOME, EXPENSES AND
                          CHANGES IN PARTNERS' CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 1999



OPERATING INCOME
 Rental income                                         $    166,207
 Tenant charges                                               2,492
                                                         -----------

         TOTAL INCOME                                       168,699
                                                         -----------
OPERATING EXPENSES
 Administration                                              15,702
 Insurance and taxes                                          3,729
 Maintenance                                                 29,035
 Utilities                                                   20,559
 Depreciation and amortization                               72,922
                                                         -----------

         TOTAL EXPENSES                                     141,947
                                                         -----------

         NET INCOME (LOSS)  FROM OPERATIONS                  26,752
                                                         -----------
OTHER INCOME AND EXPENSES

 Interest income                                              3,071
 Income expense                                             (55,227)
                                                         -----------
         NET OTHER INCOME UNDER EXPENSES                    (52,156)
                                                         -----------
         NET LOSS                                           (25,404)

BEGINNING PARTNERS' CAPITAL                               1,190,974

Partner withdrawals                                         (18,435)
                                                         -----------
ENDING PARTNERS' CAPITAL                               $  1,147,135
                                                         ===========







                             See accompanying notes.
                                       50

                             LAUREL CREEK APARTMENTS
                             STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999



CASH FLOWS FROM OPERATING ACTIVITIES

 Net loss                                             $     (25,404)
 Adjustments to reconcile net loss to
   Net cash provided by operating activities
    Depreciation and amortization                            72,922
    (Increase) decrease in:
             Accounts receivable                                 92
             Prepaid expenses                                   418
             Restricted reserves                             (1,455)
    Increase (decrease) in:
             Accounts payable - other                        (3,506)
             Accounts payable - related parties             (55,722)
             Security deposits payable                          401
                                                        ------------

       NET CASH PROVIDED BY OPERATING ACTIVITIES            (12,254)
                                                        ------------


CASH FLOWS FROM FINANCING ACTIVITIES

 Capital withdrawals                                        (18,435)
 Payment of debt                                            (21,439)
                                                        ------------
         NET CASH USED IN FINANCING ACTIVITIES              (39,874)
                                                        ------------

NET INCREASE IN CASH                                        (52,128)

CASH - BEGINNING OF YEAR                                     81,338
                                                        ------------

CASH - END OF YEAR                                    $      29,210
                                                        ============




                             See accompanying notes.
                                       51

                             LAUREL CREEK APARTMENTS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

Note 1 - DEFINITION OF REPORTING ENTITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The Laurel Creek Apartments is a California Limited Partnership which was formed on May 17, 1994. The partnership was formed to construct, acquire, own, operate, maintain, manage, lease, sell, mortgage or otherwise dispose of a 24 unit apartment complex located in the City of San Luis Obispo, California.

          As of the report date there are two partners in the partnership, consisting of one general and one limited partner.

          Summary of Significant Accounting Policies

                    a.   Basis of accounting

                         The partnership is accounted for on the accrual basis of accounting. Under this method revenues are recognized when they are earned and expenses are recognized when they are incurred.

                    b.   Fixed assets and depreciation

                         Fixed assets are carried at cost. Expenditures for the fixed assets are capitalized. Maintenance and repairs are charged to operations. Depreciation is calculated using the straight-line basis over the estimated useful lives.

                    c.   Income taxes

                         Taxable income or expenses and related tax credits are not reflected as expenses or credits of the partnership. These items are the responsibilities of the individual partners.
Note 2 -  CASH

          Cash consists of $28,505 deposited into savings or checking accounts, and $705 is on deposit with the State of California Local Agency Investment Fund. At December 31, 1999 the amount deposited into the savings accounts and the Local Agency Investment Fund earned interest at rates from 1.25% to 5.49% respectively.

Note 3 -  RESTRICTED CASH

          Restricted cash consists of $22,819 maintained in a money market account earning 5.49%. This cash is reserved for the replacement of structures and equipment.

                             LAUREL CREEK APARTMENTS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

Note 4 -  LAND, STRUCTURES AND EQUIPMENT

          Property and equipment and accumulated depreciation consist of the following:

                                                            Accumulated
                                              Cost          Depreciation

          Land                       $       275,000    $                -
          Building                         1,868,634               376,532
          Equipment                           21,720                16,166
                                         ------------          ------------

                                     $     2,165,354    $          392,698
                                        =============          ============

Note 5 -  ORGANIZATION COSTS

          Organization  costs  and  accumulated   amortization  consist  of  the
          following:


                                                             Accumulated
                                              Cost           Amortization

          Organization costs         $        26,918    $           10,657
                                         ============          ============
Note 6 - NOTE PAYABLE

          The Agency has a mortgage note payable to the First Bank of San Luis Obispo. The note requires principal and interest payments totaling $6,381 each month until 9/1/2014. The note bears interest at 8% per annum. The following is a schedule of the debt payment requirements to maturity:

                    Year ending
                    December 31

                         2000                          $         76,569
                         2001                                    76,569
                         2002                                    76,569
                         2003                                    76,569
                         2004                                    76,569
                         Thereafter                             740,164
                                                             -----------

                             Total                            1,123,009

                         Less amounts representing
                          interest                              487,792
                                                             -----------
                                                       $        635,217
                                                             ===========

                             LAUREL CREEK APARTMENTS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

Note 7 -  RELATED PARTIES

          The accounting and administrative functions of the partnership are performed by employees of the Housing Authority of the City of San Luis Obispo (the Authority). Two members of the general partner's (San Luis Obispo Nonprofit Housing Corporation) board of directors are also members of the board of commissioner's of the Housing Authority of the City of San Luis Obispo.

          At December 31, 1999 the partnership owed the Authority $20,163 and the Nonprofit Corporation $189. During the year ended December 31, 1999, the partnership paid the Authority $12,002 in administration costs and management fees.

Note 8 -  LAND DONATION AND LEASE

          The land upon which the Laurel Creek Apartments were built was originally leased from the City of San Luis Obispo (the City) by the Housing Authority of the City of San Luis Obispo (the Authority). This lease agreement was later assigned from the Authority to the San Luis Obispo Nonprofit Housing Corporation (the Corporation). The lease was later assigned to the Laurel Creek Apartments Partnership. Each of the above mentioned agencies have common board members or in some other manner have oversight responsibilities over the other organizations; which would qualify them as related parties.

          The lease expires on April 29, 2046. The provisions for extending or renewing the lease term are not specified and are contingent upon the continuation of the project being used to provide affordable housing to lower income families. The annual lease payments are $1 per year.

          The land was recorded on the Agency's books of accounts at the appraised value on the date the land lease was assigned to the Agency. This appraised value was $275,000. The value of the land was also recorded as a capital contribution from the general partner on that date.